Exhibit 99.1

For more information:

Media Contact:	Investor Relations Contact:

Tracey Frederickson	Nancy O’Donnell, Vice President Investor Relations

Sterling Hager, Inc. for S1 Corporation	404/812-6200

617-926-6665	nancy.odonnell@s1.com

tfredrickson@sterlinghager.com

S1 Executes Enterprise eFinance Strategy with Acquisition of
Software Dynamics Incorporated

S1 Adds Largest Transaction Channel to Enterprise Offering

ATLANTA, August 6, 2001 – S1 Corporation, a leading provider of enterprise eFinance solutions, announced today its intent to acquire privately held Software Dynamics Incorporated (SDI), a premier provider of branch automation, call center and CRM solutions for financial institutions. Under the terms of the agreement, S1 will acquire all of the fully diluted shares of Software Dynamics for 2.0 million shares of S1 common stock and common stock equivalents, and $5 million in cash. The closing of the transaction is subject to customary closing conditions and satisfactory completion of S1’s due diligence. The acquisition is anticipated to be revenue and earnings accretive. S1 expects to be able to operate the business cash flow neutral or positive on an annual basis.

The S1 Enterprise eFinance strategy facilitates a multi-channel, multi-application approach to driving higher profitability, enhancing the customer experience across all touch points, and reducing costs. By joining forces, the two organizations will more rapidly execute on their visions to deliver integrated eFinance solutions to innovative financial institutions worldwide.

“Our synergistic approaches to solving the multi-channel challenge, along with our shared belief in and use of open development standards, make SDI and its ZEUS applications an ideal fit for building out our Enterprise eFinance solutions,” said Jaime Ellertson, CEO of S1 Corporation. “We are extremely pleased to have Tom Shen and his team bring nearly 20 years of expertise in helping financial institutions improve the profitability of their branch and call center operations. SDI’s branch teller, platform, call center and analytical/delivery CRM capabilities will enable S1 to truly be the first eFinance vendor to offer an enterprise solution.”

More than 1,000 financial institutions and credit unions, including Bank One, Charter One, MBNA, Compass, TCF Financial, National Commerce Bancorp, California Federal, Zions, and

WestpacTrust in New Zealand rely on SDI applications for branch teller, platform, call center or CRM capabilities. In addition, SDI has established a strong distribution network with leading providers, such as Fiserv/ITI, Bisys, Alltel and Aurum.

According to Tom Shen, founder and president of SDI, “The acquisition is an important step for us. We believe it will be of great benefit to our customers, our employees and our business. It enables us to execute more rapidly on our ‘banking everyware’ strategy of delivering all products and all services across all channels. As one of the most financially stable organizations in the eFinance space today, S1 brings strong R&D leverage, a rich support structure, and the solid industry footprint needed to ensure our continued quality customer support and product enhancement in the years to come. With the combination of S1 and SDI, we are able to innovate more rapidly than either of us could have on our own.”

SDI has a strong history of solid business growth and profitable operations. Similar to S1’s Enterprise eFinance strategy, SDI’s “banking everyware’ strategy calls for delivering all products and all services across all channels. However, SDI originated this strategy from the branch and call center perspective. And because SDI’s ZEUS applications and development practices comply with the S1 Open eFinance Architecture standards, S1 anticipates that its customers will begin realizing the benefits and costs savings by the end of this year.

S1 Enterprise eFinance Strategy

S1 defines the enterprise eFinance market as extending past single applications, such as Internet Banking and other point products, to enterprise solutions that address the financial institution’s major lines of business and customer interaction points. The S1 Enterprise eFinance strategy takes a customer-centric view of the enterprise and delivers multiple applications across multiple channels resulting in a compelling experience for all financial customers. S1 is currently the only vendor taking this holistic approach to financial services delivery. S1 enterprise solutions include more than 30 applications that address the needs of corporate, small business and retail banking, insurance, and brokerage. With today’s announcement, S1’s support for enterprise touch points now include four of the five major interaction points – the Web, branch, phone, and call center.

On Tuesday, August 7th at 9:00 a.m. EST, Jaime Ellertson, CEO, will host a conference call to discuss this acquisition. The call will be webcast and may be accessed at www.s1.com by clicking on the appropriate icon in the Current News section. Supporting slides may be accessed at www.s1.com/acquisition.

About S1 Corporation

S1 is a leading global provider of innovative enterprise eFinance solutions and services that are centered on banking, brokerage and insurance. S1 is enabling financial service providers to create a complete Enterprise eFinance Experience(TM) by delivering the tools necessary to meet the evolving demands of their customers across various lines of    business, market segments and delivery channels. Through its Open eFinance Architecture(TM), S1 offers a broad range of applications that empower financial institutions to increase revenue, strengthen customer relationships and reduce costs. Additionally, through the Company’s professional services organization, S1 applications can be implemented in-house or hosted in an S1 Data Center. Additional information about S1 is available at http://www.s1.com.

About SDI

Software Dynamics, Incorporated was founded in 1982 to provide systems and services for financial institutions. More than 1,000 financial institutions, including many of the top institutions in the United States, now use SDI products and services. SDI’s system support and development staffs are located in the company’s corporate headquarters in West Hills, California and a regional office in Atlanta, Georgia. The privately held company also maintains sales offices in Boston, Cleveland, Dallas, New York, Rochester, San Francisco and Spokane. Additional information about SDI is available at http://www.SDInc.com.

Forward Looking Statements

This press release contains forward-looking statements relating to results of operations; benefits of a contemplated acquisition; product features, functions, and integration; benefits of certain programs; market penetration and market strategies. Such statements are made based on management’s beliefs as well as assumptions made by, and information currently available to, management, pursuant to “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best judgement, they are subject to risks and uncertainties that could cause a change in focus and direction. A discussion of certain risk factors that may cause actual results to differ from these forward-looking statements can be found in S1’s Annual Report on Form 10-K for the period ended December 31, 2000, on file with the SEC.